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                                                                EXHIBIT 23.3


                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference of our firm under the caption "Experts" in Post-Effective Amendment No. 1 to the Registration Statement (S-3) and related Prospectus of Post Properties, Inc. and to the incorporation therein of our report dated January 28, 1997, except for Note 15, as to which the date is March 7, 1997, with respect to the consolidated financial statements and schedule of Columbus Realty Trust as of December 31, 1996 and 1995 and for the three years ended December 31, 1996, included in Post Properties Inc's. Current Report on Form 8-K dated September 17, 1997, filed with the Securities and Exchange Commission.



                                               ERNST & YOUNG LLP


Dallas, Texas
November 7, 1997